Exhibit 10.18

July 28, 2011

Jakob Dupont, MD, MA

[address]

Dear Jakob,

It gives me great pleasure to offer you the position of Vice President, Clinical Development of OncoMed Pharmaceuticals, Inc. (“OncoMed” or “the Company”).

The terms our offer to you are as follows:

—	Title: Vice President, Clinical Development

—	Reporting to: Steven E. Benner, M.D., Senior Vice President and Chief Medical Officer

—	Start Date: Your employment with the Company will commence on October 1, 2011.

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Base Salary: Your annual salary will be $320,000 per year, payable in accordance with customary Company payroll procedures then in effect for others employed by the Company, subject to review on an annual basis.

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Annual Bonus: Bonus eligibility up to 30% of your base salary (the “Target Bonus”). This Bonus will be based upon achievement of (1) corporate goals and (2) specific department and personal goals to be agreed to by the President and Chief Executive Officer.

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Sign on Bonus: Based on your acceptance of employment with the company, you will be paid a onetime sign on bonus of $25,000. This payment will be made on a grossed up basis, net of regular withholding, and included in your first payroll. If within one year of your hire date you voluntarily terminate your employment, you will be required to repay the sign on bonus upon your date of termination.

—	Benefits: Full time employees of OncoMed are eligible to participate in the OncoMed Health and Dental Care program. Full time employees are likewise eligible for 15 days of paid time off per year.

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Stock Options: Subject to the approval of the Board, you will be granted an option to purchase 1,000,000 shares of common stock of Company (the “Option”). At your request, the Option shall be an incentive stock option to the maximum extent permitted under the applicable federal income tax rules and shall have an exercise price equal to the fair market value of Company’s

                    800 Chesapeake Drive     Redwood City, CA 94063     Phone: 650-995-8200     Fax: 650-298-8600     www.oncomed.com

stock as of the date the Option is granted. Subject to your remaining continuously employed by Company as of each such date the Option shall vest and become exercisable with respect to 20% of the shares subject to the Option on the first anniversary of your commencement of employment, and shall become vested in equal monthly installments thereafter, such that the Option is vested and exercisable with respect to 100% of the shares subject to the Option on the fifth anniversary of the Option’s date of grant. The specific terms of the Option grant will be set forth in a written Stock Option Agreement between you and the Company which will be executed after your employment commences with Company. You will also be eligible for additional stock option grants, based on your performance, and as part of general company practices.

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Change in Control and Severance: Following your commencement of employment with the Company, you will be able to enter into the Company’s standard executive form of Change in Control and Severance Agreement which, subject to its terms and conditions, shall provide you with the following benefits:

In the event of a “Change in Control”, the vesting of any then-unvested shares or stock options will be accelerated by 25% of the total number of shares subject thereto. The balance will continue to vest at the same monthly rate as they would have vested in if no such acceleration had occurred. In addition, in the event that your employment is terminated by the Company without “Cause” or you terminate your own employment with the Company for “Good Reason”, within eighteen months after a “Change in Control,” 100% of any shares or stock options which are not vested at the time of your termination will accelerate and become vested.

In the event of termination without “Cause” or for “Good Reason” within 12 months following a Change in Control, you will receive your Base Salary and basic employee benefits for twelve months as well as a proration of your Target Bonus. Should the termination without “Cause” or for “Good Reason” not occur during the 12-month period commencing on a Change in Control, your Base Salary will continue for six months. Payments will be made during the continuation period according to the Company’s normal payroll policy. Receipt of the salary and benefits provided to you under this paragraph will be conditioned on your executing a standard form of release of the Company and associated persons from any claims against the Company and such associated persons.

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At Will Employment: The Company’s employees serve on an at-will basis. Your employment is voluntary and for no set period. If you accept employment with the Company, you will be free to resign at any time. Likewise, the Company will be free to terminate your employment at any time, with or without good cause or for any or no cause.

—	Company Rules: As an employee of the Company, you will be expected to abide by company rules and regulations. As a condition of employment, you will be required to sign and comply with a confidential information and invention assignment agreement which, among other things, prohibits unauthorized use or disclosure of Company’s proprietary information.

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No Bar to Employment: You agree that you are not party to any contract or agreement that would preclude you from accepting this offer or performing services as an employee for Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

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Final Agreement: The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and Company.

We are very enthusiastic that you have agreed to join the Company team and we look forward to working with you. The terms of this offer will expire on August 15, 2011.

Sincerely,	Agreed and accepted:

/s/ Paul J. Hastings	/s/ Jakob Dupont, MD, MA
Paul J. Hastings	Jakob Dupont, MD, MA
President and Chief Executive Officer	11 August 2011
OncoMed Pharmaceuticals, Inc.	Date